Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan, the 2011 Equity Incentive Plan, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Arista Networks, Inc. of our report dated March 28, 2014 (except for Note 15, as to which the date is April 14, 2014), with respect to the consolidated financial statements of Arista Networks, Inc. included in the Registration Statement (Form S-1 No. 333-194899) and related Prospectus of Arista Networks, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 4, 2014